Exhibit 15.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-162052) of QIAGEN N.V.; and

(2)	Registration Statements (Form S-8 Nos. 333-178035, 333-127393, 333-145171 and 333-203220) pertaining to the QIAGEN N.V. Amended and Restated 2005 Stock Plan and the QIAGEN N.V. 2014 Stock Plan
of our reports dated February 27, 2015, except for Note 20 as to which the date is March 3, 2017, with respect to the consolidated financial statements and schedule of QIAGEN N.V. and Subsidiaries included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

March 3, 2017

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Düsseldorf, Germany

/s/Hendrik Hollweg	/s/Tobias Schlebusch
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]